UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 15, 2007

Merisant Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-114102	52-2219000
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Merisant Company
(Exact Name of Registrant as Specified in Charter)

Delaware	333-114105	52-2218321
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10 South Riverside Plaza, Suite 850 Chicago, Illinois		60606
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (312) 840-6000

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on March 5, 2007, Anthony J. Nocchiero, the Chief Financial Officer and Vice President, Finance of the registrants, tendered his resignation.  Mr. Nocchiero’s resignation from his offices took effect immediately.

Merisant Company (the “Company”) and Mr. Nocchiero entered into a contract completion agreement and general release on March 15, 2007 (the “Completion Agreement”).  The Completion Agreement provides that Mr. Nocchiero voluntarily has resigned from any and all director positions of Merisant Worldwide, Inc., the Company and any direct and indirect subsidiaries of the Company effective March 5, 2007, but that Mr. Nocchiero’s employment with the Company will terminate on March 31, 2007.  During the transition period, Mr. Nocchiero will perform such transition duties and responsibilities that the Company may request prior to that termination date.  The Completion Agreement confirms the payments and benefits that Mr. Nocchiero is entitled to receive under his Employment Agreement, dated July 18, 2005, with the Company.  In addition, the Company and Mr. Nocchiero each agreed to waive, release and discharge the other party with respect to any claims that the party might have against the other party, with certain exceptions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERISANT WORLDWIDE, INC.

Date: March 21, 2007	By: /s/ Dana M. Voris
Dana M. Voris
Interim Chief Financial Officer

MERISANT COMPANY

Date: March 21, 2007	By: /s/ Dana M. Voris
Dana M. Voris
Interim Chief Financial Officer